Exhibit 99.1

Molina Healthcare to Acquire Providence Human Services and Providence Community Services, the Behavioral and Mental Health Subsidiaries of the Providence Service Corporation

LONG BEACH, Calif. & TUCSON, Ariz.--(BUSINESS WIRE)--September 3, 2015--Molina Healthcare, Inc. (NYSE: MOH) and The Providence Service Corporation (NASDAQ: PRSC) together announced today that the parties have entered into a definitive agreement whereby Molina Healthcare will acquire all the outstanding ownership interests of Providence Human Services, LLC (PHS) and Providence Community Services, LLC (PCS), both wholly owned subsidiaries of The Providence Service Corporation. Under the terms of the acquisition agreement, Molina will pay The Providence Service Corporation approximately $200 million upon the closing of the transaction, which will be subject to customary working capital adjustments. Molina intends to fund the transaction with available cash on its balance sheet. The transaction is expected to close during the fourth quarter of 2015, subject to regulatory approvals and the satisfaction of other closing conditions.

PHS is one of the largest national providers of accessible, outcome-based behavioral and mental health services and operates in 23 states and the District of Columbia. PHS’ broad national footprint is deployed on a local level enabling it to effectively target specific needs in diverse geographies. PHS generated revenue of approximately $346 million for 2014.

 “We are excited to enter into this strategic transaction with The Providence Service Corporation,” said J. Mario Molina, M.D., President and Chief Executive Officer of Molina Healthcare. “The PHS and PCS platforms, coupled with their extensive experience in Medicaid, will enable us to complement our health plan offering with behavioral and mental health and other services that focus on social determinants of health. Providing access to these types of quality services is imperative, as we increasingly arrange for healthcare services for patients with complex needs.”

“PHS is an industry leader with a strong management team and highly dedicated workforce,” said James Lindstrom, Providence’s President and Chief Executive Officer. “We appreciate our workforce’s contributions to Providence, particularly under the current PHS leadership, and believe that PHS is ready for its next stage of growth with Molina, a company with a complementary mission, vision, set of values and culture.”

Providence intends to use 50% of the net cash proceeds from the transaction to prepay certain loans under its existing credit facility. Subject to additional management evaluation of market and business conditions, share price and other factors and evaluation and approval by Providence’s Board of Directors, the remaining net proceeds of the transaction may be used for acquisitions, investments in the long-term development of the Company’s other segments and the return of capital to stockholders through a share buyback program, among other uses.

Molina Healthcare’s management will further discuss the acquisition of PHS, as well as several additional topics, at its upcoming investor day on September 17th in New York City. Similarly, Providence’s management will be reviewing its strategy and business operations September 18th at its investor day.

Molina Healthcare’s financial advisor is UBS Investment Bank and its legal advisor is Sheppard Mullin Richter & Hampton LLP. The Providence Service Corporation’s financial advisor is Moelis & Company LLC and its legal advisor is Paul Hastings LLP.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 3.4 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About Providence Human Services, LLC

Providence Human Services provides accessible, high-quality, outcome-based behavioral/mental health and social services predominately through Medicaid programs and serves as an alternative to traditional higher-cost institutional care. The Company is dedicated to ensuring that all clients have access to professional community-based care, proven treatment methods and comprehensive service planning.

About The Providence Service Corporation

The Providence Service Corporation, and our approximately 14,000 employees, provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, human services, workforce development services, and health assessment services in the United States and abroad. For more information, please visit provcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction between The Providence Service Corporation and Molina Healthcare, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the timely closing of the acquisition, including the need to obtain third party consents, regulatory approvals and clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvement Act of 1976; any conditions imposed on the parties in connection with consummating the transaction described herein; statements with respect to Providence’s expected use of net proceeds from the transaction; the ability of Providence Human Services and Providence Community Services (together, the “Acquired Companies”) to maintain relationships with customers and employees following the announcement of this transaction; the ability of the parties to satisfy other conditions to closing the transaction described herein; the integration of the operations and employees of the Acquired Companies’ businesses into Molina Healthcare’s business; the retention and renewal of the Acquired Companies’ business contracts; synergies from the proposed transaction; the Acquired Companies’ future financial condition and operating results; and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which the parties are subject is provided in greater detail in their respective periodic reports and filings with the Securities and Exchange Commission, including each party’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of each party’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, neither party can give assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and each party cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the parties’ judgment as of the date hereof, and each party disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in a party’s expectations that occur after the date of this release.

CONTACTS
Molina Healthcare
Juan José Orellana, 562-435-3666
Investor Relations
or
Sunny Yu, 562-477-1608
Public Relations
or
Providence Service Corporation
David Shackelton, 520-747-6600
Interim Chief Financial Officer
or
Cameron Associates
Alison Ziegler, 212-554-5469
Investor Relations